Exhibit 99.1

NEWS RELEASE for April 2, 2004
Contact:	Allen & Caron Inc Jesse Deal (Investors) jesse@allencaron.com (212) 691-8087	World Fuel Services Corporation Francis X. Shea, CFO & EVP fshea@wfscorp.com (305) 428-8000

WORLD FUEL SERVICES CORPORATION ANNOUNCES

NEGOTIATIONS TO PURCHASE THE TRAMP OIL GROUP

MIAMI (April 2, 2004) … World Fuel Services Corporation (NYSE:INT) announced today that it expects to complete within the next few days the purchase of all of the outstanding shares of Tramp Holdings Limited, the London based holding company of the Tramp Oil group of companies. The Tramp companies will operate as a business unit within the World Fuel Services marine business group. Tramp is one of the largest independent resellers of marine fuel in the world and, as a subsidiary of World Fuel, Tramp will remain active in global marine markets using its own brand name.

The total purchase price is expected to be approximately $83 million in cash and the transaction’s annualized impact on World Fuel’s earnings, net of interest and amortization of identifiable intangibles, is expected to be approximately $0.20 per share accretive, based on the companies’ most recent adjusted fiscal results. The Tramp Oil Group’s consolidated net worth is approximately $77 million at current exchange rates.

The Tramp Oil Group had revenues of $1.0 billion in its fiscal year ended 31 January 2004, and net income of $5.5 million. The Tramp Oil companies are primarily focused on middle market shipping fleets operating in all parts of the world and sell to all segments of the global shipping industry. In addition, the group has a smaller, complementary aviation fuel reselling business.

Management of each group is extremely pleased with the proposed combination of two large, strongly complementary service providers in the global marine fuel markets. Chris Carlsen, Founder and Chairman of the Tramp Oil Group said, “I am delighted that my company is becoming part of such a respected competitor and industry leader as World Fuel Services.” Michael Kasbar, President and Chief Operating Officer of World Fuel said, “This is an excellent combination of marine fuel experts, each focused on somewhat different parts of the global market.”

Although the parties expect to complete the transaction within the next few days, no agreement has been signed and there can be no assurance that the transaction will be consummated.

About Tramp Oil and Marine

Founded in 1975 and headquartered in Bromley, Kent (just outside London, England), the group is now one of the largest bunkering companies in the world. With 11 offices in 10 countries, the group is active in the reselling of bunkers at most ports internationally as well as supplying a range of marine lubricants. As part of its comprehensive service, Tramp Oil provides technical support and a range of other marine fuel related services.

Tramp Oil Aviation supplies fuel to the aviation industry worldwide on both spot and contract terms, combined with ground handling services in selected locations. Group companies combine a high level of service with flexible trading terms and a reliable supply of fuel and related products to its customers throughout the world.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,200 airports and seaports worldwide. With 32 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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